Exhibit A

TRANSACTIONS SINCE THE MOST RECENT FILING

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer since the most recent filing of Schedule 13D on May 20, 2020:

Account	Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
Managed Account	5/20/2020	Sale	17,565	$32.76
IVAGF	5/21/2020	Sale	23	$33.01
WORLD	5/21/2020	Sale	514	$33.01
Managed Accounts	5/21/2020	Sale	4,127	$33.01
Managed Accounts	5/21/2020	Sale	45,672	$32.68
Managed Accounts	5/22/2020	Sale	41,331	$32.86
IVAGF	5/26/2020	Sale	395	$33.43
WORLD	5/26/2020	Sale	8,873	$33.43
Managed Accounts	5/26/2020	Sale	47,024	$33.43
IVAGF	5/27/2020	Sale	116	$33.67
WORLD	5/27/2020	Sale	40,770	$33.67
Managed Accounts	5/27/2020	Sale	27,482	$33.67
IVAGF	5/27/2020	Sale	380	$33.31
WORLD	5/27/2020	Sale	8,523	$33.31
Managed Accounts	5/27/2020	Sale	45,172	$33.31
IVAGF	5/28/2020	Sale	94	$33.80
WORLD	5/28/2020	Sale	32,798	$33.80
Managed Accounts	5/28/2020	Sale	22,108	$33.80
IVAGF	5/29/2020	Sale	7,330	$33.46